Exhibit 99.1

AND TRUST FINANCIAL CORP.

News Release
For Immediate Release

Contact:
C. Harril Whitehurst, Jr.
Senior Vice President and CFO
804-897-3900
hwhitehurst@villagebank.com

VILLAGE BANK AND TRUST FINANCIAL CORP.
REPORTS A PROFIT FOR THE SECOND QUARTER 2013

Midlothian, Virginia, August 1, 2013.  Village Bank and Trust Financial Corp. (the “Company”) (NASDAQ symbol: VBFC), parent company of Village Bank (the “Bank”), today reported second quarter 2013 net income of $589,000 and net income available to common shareholders, which deducts from net income the dividends and discount accretion on preferred stock, of $368,000, or $0.09 per fully diluted common share.  Those results compare to a net loss of $(9,736,000) and a net loss available to common shareholders of $(9,922,000), or $(2.33) per fully diluted common share, for the second quarter of 2012.

For the six months ended June 30, 2013 the Company had net income of $78,000 and a net loss available to common shareholders of $(365,000) or $(0.09) per fully diluted share.  This compares to a net loss of $(11,137,000) and a net loss available to common shareholders of $(11,543,000) or $(2.72) per fully diluted share for the same period in 2012.

The key factors resulting in this significant improvement in profitability were a decline in the provision for loan losses and income tax expense recorded in the second quarter of 2012 related to an increase of $3,881,914 in the valuation allowance on the net deferred tax asset.

Second Quarter 2013 Highlights

➢	There was no provision for loan losses in the second quarter of 2013 compared to a provision of $823,000 in the first quarter of 2013 and a provision of $6,660,000 in the second quarter of 2012.

➢
Pre-tax, pre-provision earnings in the second quarter of 2013 was $589,000 compared to $312,000 in the first quarter of 2013 and $806,000 for the second quarter of 2012.  The increase from the first quarter was primarily attributable to declines in net interest income of $370,000 and other income of $674,000 offset by a decline in expenses related to foreclosed real estate of $823,000.  The decline from the second quarter of 2012 was primarily attributable to a decline in net interest income of $632,000 offset by an increase in noninterest income of $322,000.

➢
Expenses and write-downs related to foreclosed assets decreased to $752,000 from $1,575,000 for the first quarter of 2013 and increased slightly from $678,000 for the second quarter of 2012.  We expect expenses and write-downs related to foreclosed assets to continue to be a significant expense for the remainder of 2013.

➢	Nonperforming assets, consisting of nonaccrual loans and foreclosed real estate, decreased by $1,924,000, or 4.2%, from $45,654,000 at March 31, 2013 to $43,730,000 at June 30, 2013.

➢
The net interest margin declined to 3.50% for the second quarter of 2013 from 3.79% for the first quarter of 2013 and 3.65% for the second quarter of 2012 primarily as a result of declines of $29,489,000 and $89,039,000, respectively, in average portfolio loans outstanding which is our highest earning asset.  As a result, net interest income before provision for loan losses declined by $370,000, or 9.0%, from the first quarter of 2013 and by $632,000, or 14.5%, from the second quarter of 2012.

➢	The Bank’s total risk-based and tier 1 leverage capital ratios improved to 11.04% and 6.86% at June 30, 2013 compared to 10.66% and 6.51% at March 31, 2013.

Thomas W. Winfree, President and Chief Executive Officer, commented, “Our profitability in the second quarter of 2013 is very encouraging, however I continue to be concerned about the strength of our economy.  After a 25% decline in the fourth quarter of 2012, nonperforming assets declined by only $2 million during the first six months of 2013.  Nonperforming assets not only continue to have a negative impact on earnings, but also cast a negative reflection on the financial strength of the Bank.  As I have stated previously, decreasing the level of nonperforming assets is a top priority for our management team and we have committed significant resources to this goal.  We have seen some improvement in the local real estate market which could lead to more significant reductions in nonperforming assets for the remainder of the year."

Net Interest Income and Net Interest Margin

Net interest income is our primary source of earnings and represents the difference between interest and fees earned on interest-earning assets and the interest paid on interest-bearing liabilities.  Net interest income before provision for loan losses declined by $632,000, or 14.5%, from $4,351,000 for the second quarter of 2012 to $3,719,000 for the second quarter of 2013, primarily as a result of a decline in interest-bearing assets net of interest bearing-liabilities of $12,674,000.  This decline in net interest-bearing assets is consistent with our balance sheet reduction plan discussed following under Consolidated Assets.

Our net interest margin each quarter over the last twelve months is reflected in the following table:

Net
Interest
Quarter Ended	Margin

June 30, 2012	3.65%
September 30, 2012	3.70%
December 31, 2012	4.25%
March 31, 2013	3.79%
June 30, 2013	3.50%

The significant increase in the net interest margin in the fourth quarter of 2012 is attributable to the recapture of interest on returning approximately $14.4 million of nonaccrual loans to accrual status during the quarter.  The decline in the net interest margin for the second quarter of 2013 is primarily a result of a decline in portfolio loans of $18,388,000 during the period.  Portfolio loans are our highest yielding asset and the current lending environment is very competitive.

Asset Quality and Provision for Loan Losses

There was no provision for loan losses for the three months ended June 30, 2013 compared to a provision of $6,660,000 for the same period in 2012.  While we are encouraged by this decline in the need for a provision for loan losses, overall asset quality continues to be a concern as there continues to be uncertainty in the economy and the level of nonperforming assets remains significant.

The following table reflects details related to asset quality and allowance for loan losses (dollars in thousands):

	Jun 30,	Mar 31,	Dec 31,	Sept 30,	Jun 30,
	2013	2013	2012	2012	2012

Loans 90 days past due and
still accruing	$-	$120	$115	$482	$199

Restructured loans	38,885	37,399	29,169	22,097	10,859

Nonaccrual loans	21,686	24,271	25,605	40,760	56,632

Other real estate owned	22,044	21,383	20,204	20,576	17,677

Allowance for loan losses
Beginning balance	$10,320	$10,808	$12,056	$14,866	$14,362
Provision for loan losses	-	823	-	700	6,660
Charge-offs	(1,197)	(1,382)	(1,494)	(3,579)	(6,291)
Recoveries	487	71	246	69	135
Ending balance	$9,610	$10,320	$10,808	$12,056	$14,866

Ratios
Nonperforming assets to total assets
Loans, net of unearned income	3.14%	3.18%	3.04%	3.21%	3.78%
Nonaccrual loans	44.31%	42.52%	42.21%	29.58%	26.25%
Nonperforming assets to total assets	9.04%	9.28%	8.98%	12.07%	14.17%

The allowance for loan losses as a percentage of net loans declined during the last twelve months primarily as a result of the significant charge-offs recognized during the period for which specific provisions for loan losses had been previously provided.

Noninterest Income

Noninterest income increased from $3,135,000 for the second quarter of 2012 to $3,458,000 for the same period in 2013, an increase of $323,000, or 10%.  This increase in noninterest income was primarily the result of higher gains on loan sales from increased loan production by our mortgage banking subsidiary of $181,000, and higher service charges and fees of $93,000.

Noninterest Expense

Noninterest expense decreased insignificantly from $6,681,000 for the second quarter of 2012 to $6,588,000 for the same period in 2013, a decrease of $93,000 or 1%.  We believe that expenses associated with foreclosed real estate will continue to be significant in 2013 as we work through the disposition of nonperforming assets.

Consolidated Assets

Total assets decreased by $26,104,000, or 5%, to $483,983,000 at June 30, 2013 from $510,087,000 at December 31, 2012.  Liquid assets (cash and due from banks, federal funds sold and investment securities available for sale) increased by $27,747,000 primarily as a result of decreases in portfolio loans of $49,294,000 and loans held for sale of $4,429,000, offset by declines in deposits of $17,328,000 and borrowings of $5,426,000.  The overall decline in total assets and total liabilities was primarily a result of the sale of the Robious branch in the first quarter which had deposits of approximately $21.6 million at the time of sale.

Given economic uncertainty as well as stress on our capital ratios resulting from operating losses, the Company adopted a balance sheet reduction plan that focused on the reduction of nonperforming assets and higher risk-weighted assets that has helped increase capital ratios in three ways.  First, the lower overall asset size is more appropriately supported by the Company's capital base.  Second, the reduced risk profile of the Company's ensuing loan portfolio requires less capital support during times of economic stress.  Third, a reduced infrastructure reduces general and administrative expenses, which in turn benefits capital.  Management is currently evaluating the need to continue the balance sheet reduction plan for the remainder of 2013.

Deposits and Other Borrowings

Deposits decreased by $17,328,000, or 4.0%, from $436,323,000 at December 31, 2012 to $418,995,000 at June 30, 2013.  This decline is a result of a decline in time deposits of $17,542,000.

The decline in time deposits was a direct result of the sale of the Robious branch.  The cost of our interest bearing deposits declined to 1.06% for the second quarter of 2013 from 1.12% for the first quarter of 2013 and 1.28% for the second quarter of 2012.

Other borrowings decreased by $5,426,000, or 13%, during the first six months of 2013.  The cost of borrowings was 2.24% for the second quarter of 2013 compared to 2.29% for the first quarter of 2013 and 2.18% for the second quarter of 2012.

Equity

Consolidated stockholders’ equity totaled $22,091,000 at June 30, 2013, which represented a book value of $1.59 per common share.

About Village Bank and Trust Financial Corp.

Village Bank and Trust Financial Corp. was organized under the laws of the Commonwealth of Virginia as a bank holding company whose activities consist of investment in its wholly-owned subsidiary, Village Bank.  Village Bank is a full-service Virginia-chartered community bank headquartered in Midlothian, Virginia with deposits insured by the Federal Deposit Insurance Corporation.  The Bank has thirteen branch offices. Village Bank and its wholly-owned subsidiary, Village Bank Mortgage Corporation, offer a complete range of financial products and services, including commercial loans, consumer credit, mortgage lending, checking and savings accounts, certificates of deposit, and 24-hour banking.

Non-GAAP Financial Measures

This press release refers to the net interest margin which is calculated by dividing net interest income by total average earning assets.  We also refer to the efficiency ratio in this press release which is computed by dividing noninterest expense by the sum of net interest income and noninterest income.  Such information is not in accordance with accounting principles generally accepted in the United States (GAAP), and should not be construed as such.  These are non-GAAP financial measures that we believe are common financial measures used by the financial services industry and provide investors with important information regarding our financial performance.

Pre-tax, pre-provision earnings, which adds back tax expense and the provision for loan losses to net income, is provided to demonstrate a more representative comparison of core operational performance without the volatile credit quality that is typically present in times of economic stress such as the financial industry is currently experiencing.  We believe that such financial information is meaningful to the reader in understanding operating performance but caution that such information should not be viewed as a substitute for GAAP.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about (i) the Company’s plans, objectives, expectations and intentions and other statements contained in this release that are not historical facts; and (ii) other statements identified by words such as “expects” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “projects,” or words of similar meaning generally intended to identify forward-looking statements. These forward-looking statements are based on the current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond management’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) adverse governmental or regulatory policies may be enacted; (2) the interest rate environment may compress margins and adversely affect net interest income; (3) results may be adversely affected by continued diversification of assets and adverse changes to credit quality; (4) competition from other financial services companies in the Company’s markets could adversely affect operations; (5) a continuance of the current economic slowdown could adversely affect credit quality and loan originations; and (6) social and political conditions such as war, political unrest and terrorism or natural disasters could have unpredictable negative effects on our businesses and the economy. Additional factors, that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s reports (such as our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission and available on the SEC’s Web site www.sec.gov.

Financial Highlights
(Dollars in thousands, except per share amounts)

	June 30,	December 31,
	2013	2012

Balance Sheet Data
Total assets	$483,983	$510,087
Investment securities	58,067	25,154
Loans held for sale	19,759	24,188
Loans, net	296,742	344,890
Deposits	418,995	436,323
Borrowings	36,189	41,616
Stockholders' equity	22,091	24,965
Book value per share	$1.59	$2.28
Total shares outstanding	4,251,795	4,251,795

Asset Quality Ratios
Allowance for loan losses to
Loans, net of unearned income	3.14%	3.04%
Nonaccrual loans	44.31%	42.21%
Nonperforming assets to total assets	9.04%	8.98%

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(Unaudited)
Selected Operating Data
Interest income	$4,889	$5,841	$10,245	$11,911
Interest expense	1,169	1,489	2,436	3,139
Net interest income before
provision for loan losses	3,720	4,352	7,809	8,772
Provision for loan losses	-	6,660	823	8,395
Noninterest income	3,457	3,135	7,012	5,859
Noninterest expense	6,588	6,681	13,920	13,491
Income tax expense (benefit)	-	3,882	-	3,882
Net income (loss)	589	(9,736)	78	(11,137)
Net income (loss) available to
common shareholders	368	(9,922)	(365)	(11,543)
Income per share
Basic	$0.09	$(2.33)	$(0.09)	$(2.72)
Diluted	$0.09	$(2.33)	$(0.09)	$(2.72)

Performance Ratios
Return on average assets	0.48%	(7.24)%	0.03%	(4.04)%
Return on average equity	9.48%	(111.77)%	0.63%	(58.66)%
Net interest margin	3.50%	3.65%	3.64%	3.60%
Efficiency	91.79%	89.24%	93.92%	92.21%
Efficiency (excluding expenses
related to foreclosed assets)	81.32%	80.18%	78.57%	79.93%

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